SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                (Amendment No. ____)
                                 ------------------

                              CLICK COMMERCE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  18681D-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13G-07/99)

CUSIP No.  18681D-10-9                  13G                    Page 2 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS:   CPQ Holdings, Inc.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)  51-0337545



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER    4,347,828

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER      -0-

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER    4,347,828

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER   -0-

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,347,828 shares of Common Stock, par value $.001 per share

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   11.37%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*   CO



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  18681D-10-9                  13G                    Page 3 of 4 Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer:


            Click Commerce, Inc.
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            200 E. RANDOLPH DR., SUITE 4900, CHICAGO, IL   60601


________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            CPQ Holdings, Inc.

________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            20555 SH 249, M/C 110701, Houston, TX  77070

________________________________________________________________________________
Item 2(c).  Citizenship:

            State of Delaware

________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.001 per share

________________________________________________________________________________
Item 2(e).  CUSIP Number:

            18681D-10-9

________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  18681D-10-9             13G                    Page 4 of 4 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:    4,347,828
          ______________________________________________________________________
     (b)  Percent of class:             11.37%
          ______________________________________________________________________
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote    4,347,828

          (ii)  Shared power to vote or to direct the vote      -0-

          (iii) Sole power to dispose or to direct the disposition of  4,347,828

          (iv)  Shared power to dispose or to direct the disposition of   -0-

________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.


Not Applicable
________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable
________________________________________________________________________________
Item 8.  Identification  and  Classification  of Members of the Group.

Not Applicable
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable
________________________________________________________________________________
Item 10.  Certifications.

     Not Applicable


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  January 23, 2001
                                        ----------------------------------------
                                                        (Date)

                                             /s/    Linda S. Auwers
                                        ----------------------------------------
                                                      (Signature)

                                               Linda S. Auwers,
                                               Vice President and Secretary
                                               CPQ Holdings, Inc
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


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